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                                                                    EXHIBIT 99.1

(BRIGHTSTAR LOGO)                       FOR IMMEDIATE RELEASE

                                        CONTACT:
                                        Paul Kosturos
                                        BrightStar
                                        (925) 224-7210
                                        paul.kosturos@brightstar.com


              BRIGHTSTAR REPORTS PRELIMINARY SECOND QUARTER RESULTS

         PLEASANTON, Calif.-- July 15, 2003--BrightStar Information Technology Group, Inc. (OTCBB: BTSR), a provider of information technology services, announced preliminary results for the second quarter ended June 30, 2003.

         "Second quarter revenues are expected to be approximately $1.4 million, which is about 2% higher than the prior sequential quarter ended March 31, 2003 and 40% below the second quarter a year ago," said Paul Kosturos, Vice President Finance. "BrightStar also expects to report EBITDA for the second quarter ranging from breakeven to approximately $50,000, while keeping our net working capital steady at approximately $0.4 million," continued Mr. Kosturos.

         "We are pleased with our ability to increase revenues and achieve roughly breakeven EBITDA results during this continued weak IT market environment," said Joe Wagda, Chairman and Chief Executive Officer. "Although our revenue increase was small, it is the first quarter over quarter increase in over 4 years. Unfortunately, our backlog for the current quarter has weakened somewhat compared to the backlog at the same point in the prior quarter. And because many clients continue to hold back their spending commitments until the last minute, the level of our revenues for the third and fourth quarters of this year remains uncertain," continued Mr. Wagda. "Nevertheless, we continue to be hopeful that we will report positive EBITDA for all of 2003."

ABOUT BRIGHTSTAR

BrightStar Information Technology Group, Inc. is a provider of information technology services. We help companies maximize their competitive advantage through the implementation and/or management of leading edge enterprise level applications and business processes and business process management software solutions. BrightStar has established a strong vertical business presence in healthcare and state and local government. BrightStar has its headquarters in the San Francisco Bay Area with field offices in Dallas, Texas, and Quincy, Massachusetts, and can be reached via the company's website at www.brightstar.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This report includes forward-looking statements that reflect BrightStar's current expectations about its future results, performance, prospects and opportunities. BrightStar has tried to identify these forward-looking statements by using words such as "believe," "expect," "anticipate," "intend," "estimate" and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause BrightStar's actual results, performance, prospects or opportunities in 2003 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. For further information about these and other risks, uncertainties and factors, please review the disclosure included under the caption "Risk Factors" in BrightStar's Form 10-K for the year 2002 and other information filed with the Securities and Exchange Commission. BrightStar undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or changed circumstances or for any other reason.


SOURCE: BrightStar Information Technology Group, Inc. (7/15/03)


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BrightStar and the BrightStar logo, are trademarks of BrightStar Information
Technology Group, Inc. All other company and product names may be trademarks of their respective owners.